FILED PURSUANT TO RULE 424(b)(3) AND (c)
                                                          FILE NUMBER 333-61413



         FIFTH PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED AUGUST 24, 1998

                                4,185,124 SHARES

                                   LYCOS, INC.

                                  COMMON STOCK



This Fifth Prospectus Supplement (the "Fifth Prospectus Supplement") supplements the Prospectus dated August 24, 1998 (the "Prospectus"), the Prospectus Supplement dated September 15, 1998 (the "First Prospectus Supplement"), the Second Prospectus Supplement dated October 28, 1998 (the "Second Prospectus Supplement"), the Third Prospectus Supplement dated November 12, 1998 (the "Third Prospectus Supplement") and the Fourth Prospectus Supplement dated November 18, 1998 (the "Fourth Prospectus Supplement") of Lycos, Inc. ("Lycos" or the "Company") relating to the public offering, which is not being underwritten, and sale of up to 4,185,124 shares of Common Stock, par value $0.01 per share (the "Shares") of the Company, which may be offered and sold from time to time by certain stockholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Stockholders"). The Company will receive no part of the proceeds of such sales. The Shares were originally issued or reserved for issuance by the Company in connection with the Company's acquisition of WhoWhere? Inc., a California corporation, by and through a merger of a wholly-owned subsidiary of Lycos, What Acquisition Corp., with and into WhoWhere? Inc. (the "Acquisition"). The "Selling Stockholders" Section of the Prospectus, the First Prospectus Supplement, the Second Prospectus Supplement, the Third Prospectus Supplement and the Fourth Prospectus Supplement are hereby supplemented to reflect the distributions made by FW Whowhere Investors, L.P. to its partners in the following amounts: (i) Capital Partnership in the amount of 56,503 Shares; (ii) David G. Brown in the amount of 12,842 Shares; (iii) Group 31, Inc. in the amount of 3,210 Shares; (iv) J. Taylor Crandall in the amount of 9,631 Shares;
(v) Mark A. Wolfson in the amount of 12,842 Shares; and (vi) Robert M. Bass in the amount of 226,010 Shares after the date of the Prospectus, the First Prospectus Supplement, the Second Prospectus Supplement, the Third Prospectus Supplement and the Fourth Prospectus Supplement. This Fifth Prospectus
Supplement should be read in conjunction with the Prospectus, the First Prospectus Supplement, the Second Prospectus Supplement, the Third Prospectus Supplement and the Fourth Prospectus Supplement, and is qualified by reference to the Prospectus, the First Prospectus Supplement, the Second Prospectus Supplement, the Third Prospectus Supplement and the Fourth Prospectus
Supplement, except to the extent that the information herein contained supersedes the information contained in the Prospectus, the First


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Prospectus Supplement,  the Second Prospectus  Supplement,  the Third Prospectus
Supplement and the Fourth Prospectus Supplement. Capitalized terms used in this Fifth Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

        THE DATE OF THIS FIFTH PROSPECTUS SUPPLEMENT IS NOVEMBER 19, 1998

                              SELLING STOCKHOLDERS

         On November 18, 1998, of the Shares beneficially owned by FW Whowhere Investors, L.P. reflected in the Prospectus and the First Prospectus Supplement,
(i) fifty-six thousand five hundred three (56,503) of the Shares were distributed to Capital Partnership; (ii) twelve thousand eight hundred forty-two (12,842) Shares were distributed to David G. Brown; (iii) three thousand two hundred (3,210) Shares were distributed to Group 31, Inc.; (iv) nine thousand six hundred thirty-one (9,631) Shares were distributed to J. Taylor Crandall;
(v) twelve thousand eight hundred forty-two (12,842) Shares were distributed to Mark A. Wolfson; and (vi) two hundred twenty-six thousand ten (226,010) Shares were distributed to Robert M. Bass. The table of Selling Stockholders in the Prospectus and the First Prospectus Supplement are hereby amended to reflect such distributions and supplemented to specifically include Shares received in such distributions.